Exhibit 10.17
February 8, 2006
James Beer
Dear James,
On behalf of Symantec Corporation, I am pleased to offer you employment as Chief Financial Officer. In this position you will report directly to John Thompson, and be located in our Cupertino, California office. Your starting annual base salary will be $650,000.00 and you will be eligible for an annual focal (performance) review. Under our Executive Bonus Plan, you are eligible, at 100% of company and individual performance, to an additional 80% of annual base salary, which would bring your total target annual cash to $1,170,000.00. Should you commence employment with Symantec on or before April 1, 2006, you will be eligible to receive 50% of your annual executive bonus within thirty (30) days of September 30, 2006. Thereafter, executive bonuses will be paid on an annual basis following the close of the fiscal year under the terms of the Executive Bonus Plan.
Additionally, you will be eligible to participate in a wide variety of employee benefits plans including Symantec’s Stock Purchase Plan, matching 401(k) savings and investment plan, health insurance and many other benefits. Information regarding these benefits accompanies this letter and will be reviewed with you in detail on your first day of employment.
We will recommend to the Board of Directors that you be granted an option to purchase 300,000 shares of Symantec’s common stock under our Stock Incentive Plan. Typically, option grants are approved on the fourth day of the month following the start of your employment. The option will vest over a four-year period. Information regarding the vesting schedule will be provided at the time you receive your grant.
We will also recommend to the Board of Directors that you be granted 100,000 Restricted Stock Units for shares of Symantec’s common stock under our Stock Incentive Plan. Typically, such equity grants will be approved on the fourth day of the month following the commencement of employment. The Restricted Stock Units also will vest over a four-year period. Information regarding the vesting schedule will be provided at the time you receive your grant. These Restricted Stock Units will be subject to accelerated vesting under the same terms as options under the Symantec Executive Severance Plan, filed with the Securities and Exchange Commission on June 22, 2001, the details of which have been provided to you under separate cover.
We will also pay you a one-time bonus in the amount of $1,400,000.00 (less withholding allowances) payable within thirty (30) days after you begin employment with us.
We will further pay you a separate one-time bonus in the amount of $600,000 (less withholding allowances) payable within thirty (30) days after you begin employment with us.
Symantec Corporation   20330 Stevens Creek Blvd., Cupertino, CA 95014   telephone (408) 517-8000   fax (408) 517-8121
www.symantec.com

Mr. James Beer
February 8, 2006

We will further pay you a separate one-time bonus in the amount of $500,000 (less withholding allowances) payable within thirty (30) days after the six month anniversary of your start date.
Symantec will provide you with relocation assistance to the Cupertino area, as described in the attached Relocation Agreement. To be eligible to receive these relocation benefits, you must sign the Relocation Agreement.
In the event that your employment is terminated without cause within the first three years of employment, then, subject to the conditions of this letter, you will be paid severance in an amount equal to twelve (12) months of your base salary at that time, net of tax withholding, and the initial grant of 100,000 Restricted Stock Units referenced above, shall fully vest. After three years of employment, this severance provision will lapse and your entitlement to severance will be determined under Symantec’s severance program for executives that may exist at the time of termination. For the purposes of this agreement, “Cause” shall mean (i) an intentional tort (excluding any tort relating to a motor vehicle) which causes loss, damage or injury to the property or reputation of Symantec or its subsidiaries; (ii) any crime or act of fraud or dishonesty against Symantec or its subsidiaries; (iii) the commission of a felony; (iv) habitual neglect of duties which is not cured within ten (10) days after notice thereof by the Chief Executive Officer of Symantec to you, (v) the disregard of the written policies of Symantec or its subsidiaries which causes loss, damage or injury to the property or reputation of Symantec or its subsidiaries which is not cured within ten (10) days after notice of such neglect by the Chief Executive Officer of Symantec to you; (vi) or any material breach of your ongoing obligation not to disclose confidential information, and not to assign intellectual property developed during employment. The payment of the severance benefits specified above is conditioned upon your signing and returning a release of claims against Symantec in a form satisfactory to Symantec, and not withdrawing said release of claims within the period specified therein. The offer of severance contained in this paragraph supersedes all other severance arrangements, programs or policies other than terminations resulting from a change in control, which are governed by the Symantec Executive Severance Plan and Paragraph 4 of this letter. Except as set forth herein, all other aspects of your compensation and employment, including the terms of your stock option agreements, remain unchanged.
Notwithstanding any provision to the contrary in this letter or attachments, no payment which becomes due and payable by reason of termination of your employment shall be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of separation from service or (ii) the date of death, if you are deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Internal Revenue Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Internal Revenue Code Section 409A(a)(2). Upon the expiration of such deferral period, all payments deferred hereunder shall be paid in a lump sum.
Symantec Corporation   20330 Stevens Creek Blvd., Cupertino, CA 95014   telephone (408) 517-8000   fax (408) 517-8121 www.symantec.com

Mr. James Beer
February 8, 2006

This letter does not constitute a contract of employment for any specific period of time but will create an “employment at will” relationship. This means that the employment relationship may be terminated by either party for any reason at any time. Any statements or representation to the contrary (and, indeed any statements contradicting any provisions of this letter) are superseded by this offer. Participation in any of Symantec’s stock option or benefit programs is not to be regarded as assurance of continued employment for any particular period of time. Any modification of this form must be in writing and signed by the Chief Executive Officer of Symantec.
Please note that to comply with regulations adopted in the Immigration Reform and Control Act of 1986 (IRCA), we require that you present documentation demonstrating that you have the authorization to work in the United States on your first working day. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact Rebecca Ranninger in the Human Resources department.
Enclosed are two documents that must be signed and returned with your signed offer letter or on your first day of employment: the Symantec Confidentiality and Intellectual Property Agreement and the Symantec Code of Conduct. The Confidentiality and Intellectual Property Agreement requires that you hold in confidence any proprietary information received as an employee of Symantec and to assign to us any inventions that you make while employed by Symantec. We wish to impress upon you that you are not to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers, and that the Agreement that you will be asked to sign contains a representation by you that you have not brought nor will you use any such material at Symantec. The Code of Conduct governs the conduct of all Symantec employees; please read the Code and then sign the attached Acknowledgment form.
The offer described in this letter will be valid for three (3) working days from the date of this letter unless we notify you otherwise. Please confirm your acceptance of this offer by signing this letter in the space indicated, and forwarding one (1) signed original to Symantec in the pre-addressed envelope provided, or fax the signed letter to 408-517-8000, Attn: Becky Ranninger, followed by mailing of a signed original letter prior to your first working day. This offer is contingent upon successful completion of your background checks.
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Symantec Corporation   20330 Stevens Creek Blvd., Cupertino, CA 95014   telephone (408) 517-8000   fax (408) 517-8121 www.symantec.com

Mr. James Beer
February 8, 2006

James, I believe that Symantec will continue to be a leading force in the information security and availability industry and hope that you will accept this offer and join us in building the future. I look forward to working with you!
Sincerely,
/s/ John Thompson
John Thompson
CEO and Chairman
Symantec Corporation
I accept the offer of employment stated in this letter, and expect to commence employment on February 28, 2006.

/s/ James Beer	2/10/06

James Beer	Date
Enclosures
20330 Stevens Creek Blvd., Cupertino, CA 95014   telephone (408) 517-8000   fax (408) 517-8121
www.symanntec.com